Exhibit 99.1 News Release | July 21, 2020 Wells Fargo Names Mike Santomassimo as New Chief Financial Officer John Shrewsberry to retire from the company following transition SAN FRANCISCO – July 21, 2020 – Wells Fargo & Company (NYSE: WFC) announced today that Mike Santomassimo will join the company in fall 2020 as Chief Financial Officer. Santomassimo will report to CEO Charlie Scharf and serve on the company’s Operating Committee. He will succeed John Shrewsberry, who has announced plans to retire following a successful 22-year career with Wells Fargo, including the last six years as the company’s CFO. Shrewsberry will continue in his role as CFO until Santomassimo joins the company and will assist with the transition thereafter. Santomassimo has more than 20 years of leadership experience in banking and finance. He joins Wells Fargo from BNY Mellon, where he was CFO since 2018. In addition to leading Finance at BNY Mellon, Santomassimo was responsible for the firm’s regulatory relations, enterprise resiliency office, third-party governance and other corporate services. Previously, he served as CFO for the company’s Investment Services businesses. Prior to joining BNY Mellon, he spent 11 years at JPMorgan Chase in a number of key finance leadership roles, including CFO for Banking, which included Investment Banking (advisory and equity & debt capital markets) and Treasury Services. He also served as CFO of JPMorgan’s Securities Services & U.S. Private Banking businesses. He began his career at Smith Barney, where he held a variety of roles including as co-head of the Strategy and Finance team for the brokerage division. “Mike is a strategic-minded CFO with success in building and leading global finance teams that help drive business improvement,” Scharf said. “His experience as the CFO of one of the other seven Globally Systemic Important Banks in the U.S. puts him in a unique position to have immediate impact on Wells Fargo. He is action oriented and will be an important partner to me and our entire Operating Committee as we move our company forward.” Shrewsberry’s retirement comes after a financial services career that spans more than 28 years. Prior to his CFO role, Shrewsberry served as head of Wells Fargo Securities from 2006 through May 2014, where he was responsible for investment banking and capital markets. Previously, he served as group head of Wells Fargo Commercial Capital, the successor to a commercial finance company he co-founded that became part of Wells Fargo. Earlier in his career, he served as a vice president in the fixed-income division at Goldman Sachs and in the principal finance and mortgage finance business lines at Credit Suisse First Boston. “On behalf of the entire Board and management team, I thank John for his many years of dedication and valuable contributions," said Scharf. “When I joined the company last October, John had indicated that he was considering retirement, but he wanted to ensure he was as helpful as he could be in my transition and believes that now is an appropriate time since we have the Operating Committee largely in place. He will be missed. Throughout his tenure, John has served as an excellent financial and strategic leader for our company. During his time as CFO, he has played a significant role in executing numerous financial and operational initiatives while maintaining the company’s strong capital and liquidity positions. He is well-respected throughout the company and the financial community for his strategic insight as well as for his commitment and passion for building strong, personal relationships, and we are grateful for his many years of service to the company.”

Shrewsberry said, "The past 22 years have been rewarding thanks to the talented people I have worked with and the work we have led. It has been my privilege to be surrounded by a dedicated team and some of the brightest minds in financial services. I am proud of the progress we have made and the team we have built, and I have every confidence in the Enterprise Finance team to continue the good work we've begun. I have gotten to know Mike over the last couple of years and recommended him for the job. He is an experienced, well-respected CFO and I am excited about what he will bring to Wells Fargo.” About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.97 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,300 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 31 countries and territories to support customers who conduct business in the global economy. With approximately 266,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo. Contact Information Media Peter Gilchrist, (704) 715-3213 Peter.gilchrist@wellsfargo.com Investor Relations John Campbell, (415) 396-0523 john.m.campbell@wellsfargo.com ### 2 July 2020 | News Release